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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


BIS Italy SRL (dormant), an Italian Corporation

Giga Information Group Investment Corporation, a Massachusetts corporation

Giga Information Group Ltd., a United Kingdom corporation

Gigaweb Information Group, Ltd., an Israeli corporation

Whitcomb Investments, Inc., a Massachusetts corporation

Forrester Research, B.V., a Dutch corporation

Forrester Research FSC, Inc., a Barbados corporation

Fletcher Research Limited, a United Kingdom corporation

Forrester Research KK, a Japanese corporation

Forrester Research Australia Pty. Ltd., an Australian corporation

Forrester Research Canada, Inc., a Canadian corporation

Forrester Research GmbH & Co. KG, a German corporation

Forrester Verwaltungs GmbH, a German corporation

Forrester Beteiligungs GmbH, a German corporation

Forrester Research GmbH, a Swiss corporation

Forrester Research SAS, a French corporation

Forrester Research AP, a Danish corporation